Exhibit 10.5

CONTRACT OF SALE AND PURCHASE

THIS CONTRACT FOR SALE AND PURCHASE (the “Contract”) is made and entered into this 27th day of October, 2006, by and between RICHARD W. BILLIG (“Seller”) and ALBERT R. COOK, AS TRUSTEE (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the record owner of fee simple title to the Property, as hereinafter defined; and

WHEREAS, Buyer desires to acquire the Property, as hereafter defined; and

WHEREAS, Buyer has agreed to purchase and Seller has agreed to sell the Property, as hereinafter defined, but only the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the premises hereof, the sums of money to be paid hereunder, the mutual covenants herein contained, and for other good and value considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do covenant, stipulate and agree as follows, to wit:

1.             Incorporation.  The above recitals and all Exhibits referred to in this Contract are incorporated into and made a part of this Contract.

2.             Description of Property.  The property which is to be sold and conveyed by Seller and purchased and accepted by Buyer pursuant to this Contract (all of which will hereinafter be referred to as the “Property”) will consist of the following, to wit:

A.            Approximately 0.66 acres of certain real property located at 380 E. Semoran Blvd., City of Casselberry, County of Seminole, State of Florida, which is more particularly described on Exhibit “A” attached hereto, and all improvements, tenements, hereditaments, rights, privileges and easements thereunto belonging and all other tangible and intangible rights relating in any way thereto (collectively, the “Land”); and

B.            All warranties and guaranties, if any, affecting or benefiting the Land or the development of the Land and all other tangible and intangible rights relating to or benefiting the Land in any way (the “Agreements”); and

C.            All permits, licenses, approvals from all applicable governmental authorities having jurisdiction over the Land relating to the Land or to the use and development thereof, which have heretofore been or may hereafter be obtained by Seller or any other party with respect to the Land or any other aspect of the Land (hereinafter together referred to as the “Permits”); and

D.            All plans, studies, reports, surveys, site plans, engineering studies, tests, investigation results (including without limitation, building analyses, structural evaluations, soil and environmental studies and reports), appraisals, economic analyses, designs and other similar documentation, if any, in the possession or control of Seller or its agents, consultants, contractors or employees, which are used or useful, directly or indirectly, in connection with the Land or the potential development thereof or with respect to any other aspect of the Land (hereinafter together referred to as the “Plans”).

3.             Agreement to Sell and Purchase.  Seller hereby agrees to sell and convey and Buyer hereby agrees to purchase and accept the Property upon the terms and subject to the conditions set forth in this Contract.  The property is being sold “AS IS”, without warranty or representation, except as set forth herein, in the condition in which it exists as of the date of this Lease.  The Building is being sold “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and Buyer agrees to accept same without any adjustments or allocation for any adjustment or allocation for any repairs thereto.  Buyer acknowledges that Buyer has been informed by Seller that there is an abandoned swimming pool under the wooden shed on the Property, and that there is no warranty of any kind or guaranty with regard thereto.

4.             Purchase Price and Method of Payment.  Subject to credits, adjustments and prorations for which provisions are hereinafter made in this Contract, the total Purchase Price for the Property to be paid by Buyer and received and accepted by Seller is ONE MILLION TWO HUNDRED SEVENTY-SIX THOUSAND AND 00/100 DOLLARS ($1,276,000.00) (hereinafter referred to as the “Purchase Price”), or such greater or lesser amount as may be necessary to complete the payment of the Purchase Price after credits, adjustments and prorations.  Such Purchase Price and other sums of money required to be paid pursuant to this Contract will be paid in the manner and at the times following, to wit:

A.            Earnest Money Deposit:  Promptly after Buyer’s receipt of the executed Contract from Seller, Buyer will deliver over to Escrow Agent the Buyer’s check in the sum of FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) (the “Deposit”) to be held in an interest bearing money market account at a federally insured financial institution acceptable to Buyer and Escrow Agent and interest earned thereon shall be reported under the United State Taxpayer Identification Number 20-3622467.  All interest earned on the Deposit, or any portion thereof, shall be deemed to constitute a portion of the Deposit and shall be disbursed in accordance with the terms of this Contract.  At closing, the Deposit will be paid over to the Seller and applied and credited in reduction of the Purchase Price otherwise payable to Seller hereunder.

B.            Balance of Purchase Price:  The balance of the Purchase Price, or such greater or lesser amount as may be necessary to complete the payment of the Purchase Price after credits, adjustments and prorations, will be paid to Seller by Buyer via Escrow Agent at the closing hereunder in cash, by cashier’s check, federal funds wire transfer, or other immediately available fund or other funds acceptable to Seller at the time of closing.

5.             Title Evidence.  Within twenty (20) days after the Effective Date, Buyer will obtain, at Buyer’s cost and expense, an ALTA Form B Commitment for an owner’s title insurance policy (the “Commitment”) issued by Chicago Title Insurance Company (the “Title Company”) through its agent, Holland & Knight LLP, in the face amount of the Purchase Price, evidencing whether Seller is vested with good and marketable record fee simple title to the Land, The Commitment will be accompanied by true, complete and legible copies of all documents creating or evidencing any exception to title noted in the Commitment.  A copy of the Commitment will be delivered to Seller.  The Commitment will evidence the requirements subject to which Title Company will insure in Buyer good and marketable record fee simple title to the Land subject only to those matters to be approved by Buyer during the Inspection Period (the “Permitted Exceptions”).  If required by Buyer, the Commitment will provide that the policy to be issued pursuant thereto shall be accompanied by comprehensive, survey, access, patent, water and/or contiguity endorsements.

In the event that the Commitment discloses that the title to the Land is unmarketable or if the Commitment otherwise discloses exceptions objectionable to Buyer (other than current year’s taxes and any liens and encumbrances to be discharged by Seller through the payment of money at closing), Buyer may notify Seller of that fact in writing prior to the end of the Inspection Period.  Such written notice will specify those particular liens, encumbrances, exceptions, qualifications or defects listed in the Commitment which are not acceptable to Buyer (any such liens, encumbrances, exceptions, qualifications or defects will hereinafter be referred to as “Title Defects”).  Within ten (10) days of receipt of said notice, Seller shall notify Buyer whether it has elected to attempt to cure the Title Defects, or to terminate this Contract.  If Seller elects to attempt to cure the Title Defects, he shall have until five (5) days before the last day of the Inspection Period to bring about the record cure or elimination of the Title Defects to the reasonable satisfaction of Buyer, its attorneys and Title Company in such manner as to permit Title Company to either (a) endorse the Commitment so as to delete the Title Defects from the Commitment or (b) issue an endorsement or a new commitment for title insurance which meets the foregoing requirements of this Paragraph 5 and does not contain exceptions for the Title Defects.  If Seller is successful in curing or eliminating the Title Defects within said time period, the closing hereunder will take place on the date hereinafter specified in Paragraph 9 of this Contract.  If Seller is unable to cure or eliminate the Title Defects, or initially or subsequently elects not to attempt to cure or eliminate the Title Defects, he shall so notify Buyer in writing and Buyer shall have ten (10) days from receipt of said notice to elect either to (a) accept title subject to such exceptions; or (b) terminate this Contract.  In the event that Buyer elects to terminate this Contract due to the existence of uncured Title Defects by giving written notice of that fact to Seller, the Deposit, with interest, shall be refunded by Buyer and all rights, obligations, and liabilities of the parties under this Contract will cease, terminate and be null and void.  The right of the Buyer to terminate this Contract on account of uncured Title Defects is supplementary and in addition to Buyer’s right to terminate during the Inspection Period, on the basis specified in Paragraphs 7 and 8 below.

6.             Survey.  During the Inspection Period, Buyer will obtain, at Buyer’s sole expense, a complete, accurate and current boundary and improvements survey of the Land, specifically describing the Land (and all easements which are an encumbrance thereon or are appurtenant thereto as described or contemplated in the Commitment) by metes and bounds legal description (hereinafter referred to as the “Survey”).  The Survey will be prepared by a land surveyor selected by Buyer, who is duly registered and licensed as such in the state where the Land is located, will meet or exceed the minimum requirements of the American Land Title Association and will be sealed and certified by the surveyor to Seller, Buyer, Title Company and such other parties as Buyer may require.  The Survey will specifically reflect on the face thereof a statement of the number of acres contained within the perimeter boundaries of the Land to the nearest one hundredth of an acre.  To the extent that the survey will reveal or reflect any encroachments, overlaps, gaps, strips, gores or other matters evidencing claims or potential claims of third parties or otherwise adversely affecting title to the Land, any easements appurtenant thereto or any other aspects of the Land, then Buyer may give Seller notice of any objections to same with fifteen (15) days from receipt of the Survey, and such objections will otherwise be treated at Title Defects to which the provisions of Paragraph 5 of this Contract will apply.

7.             Inspections.  In order to facilitate Buyer’s investigations and inspections of the Property as hereinafter permitted, Seller agrees to deliver to Buyer, within ten (10) days following the Effective Date, Seller’s existing environmental inspection report, any appraisals, copies of all leases, expenses, Agreements, Permits, Plans, engineering studies, rent rolls, and existing surveys or title insurance policies regarding the Property (hereinafter referred to as the “Inspection Documents”) which Seller may have in its possession or control or which are in the possession or control of any agent, attorney, employee, consultant or contractor of Seller.  In the event Seller does not deliver the Inspection Documents to Buyer within such time, the Inspection Period shall be extended by the same number of days that the delivery of the Inspection Documents to Buyer is delayed.  Until closing, the Inspection Documents will remain the property of Seller and will be returned to Seller in the event this Contract does not close or is terminated, and in the event the sales closes, the Inspection Documents will be retained by and become the property of Buyer.

Buyer, its employees, consultants, contractors, architects, engineers and other agents and representatives will have one hundred twenty (120) days following the Effective Date (which period is hereinafter referred to as the “Inspection Period”) within which to undertake such physical inspections and other investigations (including, without limitation, soil, geotechnical, environmental, transportation, zoning and land use studies and analyses) of and concerning the Property as may be necessary or advisable, in Buyer’s sole discretion, in order to evaluate the physical and other characteristics of the Property and its potential for the development contemplated by Buyer, as well as such other matters as will be deemed by Buyer to be necessary or advisable, in Buyer’s sole discretion, in order for Buyer to evaluate the Property and determine the feasibility of Buyer’s purchase of the same.  For such purpose, Seller hereby grants to Buyer and its agents or assigns full right of entry upon the Land and any part thereof during the Inspection Period for the purpose of undertaking such inspections, tests, surveys and investigations.  In connection with the foregoing, Seller acknowledges and agrees that Buyer and Buyer’s representatives will have the right to meet with and discuss the Property with any or all of Buyer’s agents, attorneys, consultants, including engineers, planners, architects and other persons who have knowledge of the Property, that may be helpful to Buyer in connection with Buyer’s investigations during the Inspection Period.  Buyer will also have the right to discuss the Land and any aspect thereof with all applicable governmental entities or agencies having jurisdiction over the Land.  Seller will, at its expense, cooperate with Buyer in connection with such investigations and will authorize any such consultants, agents, attorneys, employees or representatives of Seller to deliver all information requested by Buyer, without cost to Buyer, and make the same available for inspection and copying by Buyer.  It is expressly provided, however, that Buyer, as a condition to the exercise of such right of entry, will be deemed to have agreed, and does hereby agree, to indemnify and save and hold Seller harmless from and against all liens, claims, loss or damage to the Property which may be occasioned by reason of Buyer’s wrongful exercise of such right of entry, and that such indemnification will expressly survive the termination of this Contract.

8.             Unacceptability of Inspections. In the event that the results of the inspections, investigations, reviews and feasibility studies to which reference is hereinabove made in Paragraph 7 are, in Buyer’s sole opinion and within Buyer’s sole discretion, unacceptable to Buyer for any reason whatsoever, and Buyer (or Buyer’s attorneys) so notifies Seller of that fact on or before the expiration of the Inspection Period, then, at Buyer’s option and upon Buyer’s written request, this Contract will forthwith and thereupon be terminated, become null and void, and be of no further force and effect; and all parties hereto will thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly intended to survive the termination of this Contract, and Escrow Agent shall promptly return to Buyer all deposits lodged by Buyer hereunder together with all interest accrued thereon.

9.             Closing.  Subject to the curative periods set forth in Paragraphs 5 and 6 of this Contract, and also subject to the fulfillment or satisfaction of all contingencies or other conditions precedent to Buyer’s obligation to consummate and close the transaction contemplated in this Contract, the transaction contemplated in this Contract will be closed and the aforesaid Special Warranty Deed and other closing documents reasonably required by either party will be executed and delivered on or before ten (10) business days following the expiration of the Inspection Period (hereinafter referred to as the “Closing Date”).  The Closing Date will be selected by the Buyer and Buyer will provide Seller and Escrow Agent with not less than five (5) days prior written notice of the Closing Date selected by Buyer which may not be on a Saturday, Sunday, or legal holiday.  The closing will take place on the specified Closing Date at the offices of Holland & Knight LLP at 10:00 a.m. (or such other time and place as may be agreed upon by Buyer and Seller, in writing).  At the option of either party, closing may be conducted by the distribution and delivery of documents via overnight delivery service, with original executed closing documents being returned to Escrow Agent on the specified Closing Date.

10.           Obligations at Closing.

A.            Seller will execute and deliver to Buyer, as applicable, at closing:

(1)           A duly executed Special Warranty Deed in recordable form approved by the Buyer and Title Company and as otherwise provided above conveying fee simple title to the Land, and any applicable portions of the Property susceptible of being conveyed by deed, free and clear of all liens, encumbrances, and exceptions except for matters approved by Buyer pursuant to Paragraph 5 above (“Permitted Exceptions”).

(2)           Documentation required by Title Company to clear title to the Land of all liens, encumbrances, title defects, and other unpermitted title exceptions, if any.

(3)           An Owner’s Affidavit from Seller as reasonably requested by the Buyer and Title Company.

(4)           A duly executed Closing Statement.

(5)           A duly executed Certification of Non-Foreign status as required by Section 1445 of the Internal Revenue Code, or documentation satisfactory to Buyer and Escrow Agent that Seller and the Purchase Price for the Property are not subject to withholding in accordance with requirements of the Internal Revenue Code.

(6)           A duly executed general warranty bill of sale conveying all personalty to Buyer free and clear of all liens and claims.

(7)           Such other documents duly executed in recordable form, as are contemplated herein or reasonably required by Buyer to consummate the purchase and sale contemplated herein.

B.            Buyer will deliver at closing:

(1)           Cash, cashier’s check or immediately available funds for the balance of the Purchase Price, after adjustments, prorations and similar matters.

(2)           A duly executed Closing Statement.

(3)           Such other documents duly executed by Buyer as are contemplated herein or reasonably required by Seller to consummate the purchase and sale contemplated herein.

C.            Commitment Endorsement.  Buyer’s obligation to close is expressly conditioned upon the Buyer obtaining an endorsement to the Commitment marked up by a representative of Title Company contemporaneously with the Closing as to (i) satisfy all requirements to the issuance of a policy pursuant to it, (ii) advance the effective date to a date not earlier than the Closing Date without the addition of any title exceptions other than Permitted Exceptions, and (iii) result in an unconditional binding obligation on the part of Title Company to issue a final policy pursuant to the Commitment.

11.           Closing Costs.  Except as otherwise provided in this Contract, Seller will pay the following closing costs in connection with closing the sale and purchase of the Property: (a) property transfer taxes, documentary stamp taxes or similar charges, (b) real estate commissions. (c) preparation and recording of any instruments required to correct any title objections, (d) Seller’s attorneys’ fees, and (e) any other closing costs which are not specified as the responsibility of the Buyer.  Seller will pay all assessments certified or pending against the Land as of the Closing, and all real estate taxes payable as of the Closing Date.  Except as otherwise provided in this Contract, Buyer will pay the following closing costs in connection with closing the sale and purchase of the Property: (a) the cost of any title search and the cost of the Commitment and Title Policy, (b) the cost of the Survey, (c) all costs of recording the property transfer documents in the public records, (d) all costs or fees associated with Buyer’s financing of the acquisition of the Property, and (e) Buyer’s attorneys’ fees.

12.           Prorations.  Ad valorem real and personal property taxes for the year of closing will be prorated as of the date of closing.  If, however, the amount of such taxes for the year of closing cannot be ascertained, the rates, millages and assessed valuations for the previous year based upon the amount of tax actually paid by Seller, will be used as an estimate, and tax prorations based on such estimate will be readjusted when the actual tax bills for the year of sale are received, such obligation to survive the closing.

13.           Possession; Transfer of Property.  Possession of the Property will be delivered by Seller to Buyer at the time of closing hereunder, subject to Seller’s right to relocate his business from the Property, as set forth in Paragraph 31 below.  Prior to closing and the delivery of possession as aforesaid, Seller will remain the owner of the Property and will bear the risk of all loss of whatever nature, except as provided in Paragraph 7 hereof with respect to loss occasioned as a result of Buyer’s inspections and investigations of the Property.  At closing, Seller will deliver and transfer to Buyer all Agreements, Permits, Plans and other things which are appurtenant to or relate in any way to the Land.

14.           Representations, Warranties and Covenants of Parties.  Seller represents to the Buyer and warrants the following, to wit:

A.            That Seller is the owner of the Land in fee simple title free of all claims, liens, mortgages, charges or encumbrances of any nature whatsoever, except for matters set forth in Buyer’s title insurance commitment, and Seller has full power and legal right and authority to enter into and perform its obligations under this Contract, and the consummation of the sale and purchase transaction contemplated herein will not result in the breach of or constitute a default under any agreement or instrument by which Seller is bound.

B.            As of the date of this Contract, there are no pending or threatened litigation, administrative proceedings (formal or informal) or arbitrations against Seller in respect of or affecting the Land, or any pending or threatened eminent domain, condemnation or other governmental takings of the Land or any portion or portions thereof.

C.            As of the date of this Contract, there are no bankruptcy or insolvency proceedings or assignments for the benefit of creditors or mortgage foreclosure proceedings pending or threatened against or contemplated by Seller or with respect to the Land, except for proceedings which can be discharged in full by the payment of money available from Seller’s net proceeds under this Contract at closing, and prior to closing Seller will not file any such bankruptcy or insolvency proceedings or make any such assignments for the benefit of creditors.

D.            Seller shall not sell, transfer, convey, encumber, or cause to be sold, transferred, conveyed, or encumbered, or enter into any agreement to sell, transfer, convey, or encumber its interest in the Property or any part thereof, or otherwise perform or permit any act or event that shall diminish, encumber, or affect Seller’s rights in and to the Property or prevent it from performing fully its obligations hereunder.

E.             There are no on or off-record agreements, oral or written, with any third party or with the City of Casselberry, County of Seminole, other regulatory bodies or any municipality with respect to the Property or the ownership, use or operation thereof, except as have been disclosed by Seller to Buyer in writing.

F.             Seller has not received and has no knowledge of any notices from any city, state, or other governmental authority of zoning or other code violations in respect to the Land.

G.            Seller has not manufactured or disposed of any Hazardous Substances (as hereinafter defined) on the Land, or stored or used any such Hazardous Substances on the Land in such quantities, concentrations, forms or levels, or otherwise in a manner which is in violation of any applicable environmental laws.  “Hazardous Substance” means any toxic or hazardous waste, pollutants or substances, including, without limitation, asbestos, PCB’s, petroleum products and by-products, substances defined or listed as “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substance or mixture, on or pursuant to any environmental law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et. seq., as amended as well as any waste or landfill materials.  Seller has not received any notices from any federal, state or local governmental authority having jurisdiction over the Land to the effect that the Land is not in’ compliance with any of such environmental law, regulations, authority, agreements and permits, or is the subject of any federal, state, or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment from the Land and there are no pending actions with respect to the Land under any environmental laws, regulations, authority, agreements and permits.  No hazardous material, pollutant, or contaminant has been released or discharged by Seller on the Land or into any water body on the Land.  There is no underground or buried storage tank, drum or other container located on the Land.

H.            There is no pending litigation or dispute involving or concerning the location of the boundaries of the Land or any other applicable portion of the Property.

I.              There is no tenant or any other occupant of the Land or any other person having any right or claim to possession or use of the Land after the Closing Date, and possession of the Land shall be delivered to Buyer free of rights or claims of any tenants, occupants or parties in possession.  The Land is not homestead property.

J.             Seller has not received any notice or communication from any governmental entity indicating that any condition exists with respect to the Land that violates any city, county, state or federal law, ordinance, regulation, ruling or code. Seller has not received from any insurance carrier insuring or proposing to insure the Land or any other person any notice or other communication noting any dangerous or illegal condition at the Land or any other condition at the Land otherwise requiring material corrective action.

Seller acknowledges that Buyer is relying upon each of the foregoing representation and warranties in entering into this Contract. Seller further acknowledges that each of the foregoing representations and warranties, except as may otherwise be provided hereinabove, will be true and correct and be deemed to have been made as of the Effective Date and again as of the time of closing hereunder.  Such warranties and representations will expressly survive closing hereunder and Seller will remain fully liable to Buyer for any loss, damages, costs, or expense incurred by Buyer arising out of the breach or inaccuracy of any such warranty or representation.

Buyer represents to Seller and warrants the following, to wit:

A.            That Buyer has full power and legal right and authority to enter into and perform its obligations under this Contract, and the consummation of the sale and purchase transaction contemplated herein will not result in the breach of or constitute a default under any agreement or instrument by which Buyer is bound.

B.            As of the date of this Contract, there are no pending or threatened litigation, administrative proceedings (formal or informal) or arbitrations against Buyer that would prevent Buyer from completing this transaction.

C.            As of the date of this Contract, there are no bankruptcy or insolvency proceedings or assignments for the benefit of creditors or mortgage foreclosure proceedings pending or threatened against or contemplated by Buyer, and prior to closing Buyer will not file any such bankruptcy or insolvency proceedings or make any such assignments for the benefit of creditors.

Buyer acknowledges that Seller is relying upon each of the foregoing representation and warranties in entering into this Contract.  Buyer further acknowledges that each of the foregoing representations and warranties, except as may otherwise be provided hereinabove, will be true and correct and be deemed to have been made as of the Effective Date and again as of the time of closing hereunder.  Such warranties and representations will expressly survive closing hereunder and Buyer will remain fully liable to Seller for any loss, damages, costs, or expense incurred by Seller arising out of the breach or inaccuracy of any such warranty or representation.

15.           Conditions Precedent to Closing.  Buyer’s obligation to close the sale and purchase transaction contemplated in this Contract will be and is expressly conditioned upon the occurrence or satisfaction of the following events, conditions and requirements as to the applicable closing, to wit:

A.            That at the time of closing hereunder all warranties, representations and covenants of the Seller described in Paragraph 14 hereof will be true and correct and there will have been no breach or breaches of the same and that all obligations of Seller provided in this Contract will have been fully performed by Seller or will have been waived by Buyer in writing.

B.            That at the time of closing hereunder there will be no pending or threatened injunctions or court orders in effect which would interfere with the immediate use or occupancy of the Land for Buyer’s intended use.

C.            That at the time of closing there will be no litigation or administrative proceedings (formal or informal) pending or threatened against or relating to either the Land or any portion or portions thereof or against or relating to Seller, which affect the Land.

D.            That except as otherwise provided in Paragraph 27 hereof, at the time of closing there are no known pending or threatened condemnation or eminent domain proceedings against or in any way affecting or pertaining to the Land or any portion or portions thereof, or any known pending or threatened suits, actions or other proceedings against Seller affecting the Land or its ultimate development and use by Buyer and the development and use of the Land are not in any manner encumbered or adversely affected by any judgment, order, writ, injunction or rule or regulation of any court or governmental agency or officer.

E.             That at the time of closing hereunder all of Buyer’s contingencies and preconditions to closing as set forth herein will have been satisfied or waived in writing by Buyer.

If on the applicable Closing Date, any of the Conditions set forth above will not be met, then (except in the event of a default by Seller hereunder for which Buyer’s remedies will be as provided in Paragraph 16 below) Buyer’s sole remedy will be to terminate this Contract by written notice to Seller, whereupon Buyer’s Deposit, with interest, shall be refunded, this Contract will be and become null and void, and all parties hereto will be relieved and absolved of any further liability or obligations hereunder.

16.           Default.  In the event Buyer defaults hereunder or fails to perform any of the covenants of this Contract on its part to be performed within the time or times specified herein, Seller may terminate this Contract and, as its sole remedy, receive from Escrow Agent and retain Buyer’s Deposit.  In the event Seller defaults hereunder or fails to perform any of the covenants of this Contract on its part to be performed within the time or times specified herein.  Buyer will have the right to (i) terminate this Contract and receive a refund of Buyer’s Deposit or (ii) sue for specific performance.

17.           Assignability.  Seller agrees that this Contract will be assignable by Buyer without the consent of Seller (but with prior written notice to Seller), to any affiliate of Buyer or other entity formed by Buyer for purposes of purchasing the Property (an “Affiliate”).  Any other assignment of the Contract shall be subject to Seller’s consent, which will not be unreasonably withheld or delayed.

18.           Litigation and Attorneys’ Fees.  In the event it will be necessary for either party to this Contract to bring suit to enforce any provision hereof or for damages on account of any breach of this Contract or of any warranty, covenant, condition, requirement or obligation contained herein, the prevailing party in any such litigation, including appeals, will be entitled to recover from the other party, in addition to any damages or other relief granted as a result of such litigation, all costs and expenses of such litigation and a reasonable attorneys’ fee as fixed by the Court.

19.           Survival of Provisions.  The provisions of this Contract will survive the closing hereunder.

20.           Time of Essence.  It is expressly agreed by both the Seller and Buyer that time is of the essence of this Contract and in the performance of all conditions, covenants, requirements, obligations and warranties to be performed or satisfied by the parties hereto.  Waiver of performance or satisfaction of timely performance or satisfaction of any condition, covenant, requirement, obligation or warranty by one party will not be deemed to be a waiver of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.

21.           Notices.  Any notice or other communication permitted or required to be given hereunder by one party to the other will be effective upon receipt or attempted delivery, in writing, by delivery prior to 5:00 p.m. on any business day, or mailed (by registered or certified United States Mail; postage prepaid, return receipt requested), or transmitted via telecopy or facsimile transmission prior to 5:00 p.m. on any business day, to the party entitled or required to receive the same, as follows:

TO SELLER:	Richard W. Billig

Attn:
Phone: ( )
Fax: ( )

With Copy To:

Phone: ( )
Fax: ( )

TO BUYER:	Albert R. Cook
c/o

Phone: ( )
Fax: ( )

TO ESCROW AGENT:	Hugh Palmer, Esq.
1150 Louisiana Ave., Suite 6-8
Winter Park, FL 32769
Phone: ( )
Fax: ( )

22.           Governing Law and Binding Effect.  This Contract and the interpretation and enforcement of the same will be governed by and construed in accordance with the laws of the state in which the Land is located and will be binding upon, inure to the benefit of, and be enforceable by the parties hereto as well as their respective heirs, personal representatives, successors and assigns.

23.           Integrated Contract, Waiver and Modification.  This Contract represents the complete and entire understanding and agreement between the parties hereto with regard to all matters involved in this transaction and supersedes any and all prior or contemporaneous agreements, whether written or oral.  No agreements or provisions, unless incorporated herein, will be binding on either party hereto.  This Contract may not be modified or amended nor may any covenant, agreement, condition, requirement, provisions, warranty or obligation contained herein be waived, except in writing signed by both parties or, in the event that such modification, amendment or waiver is for the benefit of one of the parties hereto and to the detriment of the other, then the same must be in writing signed by the party to whose detriment the modification, amendment or waiver inures.

24.           Real Estate Commission.  Seller shall pay a real estate commission of $62,000.00 to Liberty Universal Management, Inc. and $62,000.00 to L. G. Simmonds Real Estate Corp.  Each of Seller and Buyer warrants to the other that, other than as stated in this Paragraph, no commissions are payable or due to any other broker or finder in connection with this Contract or the transaction contemplated herein and each of Seller and Buyer agrees to indemnify, defend and hold the other harmless from and against any commissions or fees or claims for commissions or fees arising under the indemnifying party, which indemnification will expressly survive the termination of this Contract and the Closing of the sale and purchase of the Property contemplated by this Contract.  The representations, warranties, and indemnification set forth in this Paragraph will survive the closing hereunder.

25.           Confidentiality.  Except as is necessary to undertake and complete Buyer’s inspection of the Property, Buyer and Seller agree to maintain, and to cause their respective employees, brokers, counsel and other consultants, advisors and agents to maintain, the highest degree of confidentiality with respect to the subject matter of this Contract.

26.           Effective Date of Contract.  The effective date of this Contract (the “Effective Date”) will be that date when the last of one of the Seller and the Buyer has properly executed this Contract as determined by the dates set forth immediately below the respective signatures of Seller and Buyer.  Notwithstanding the foregoing, this Contract shall be null and void if Seller fails to execute the Contract within fifteen (15) days after Buyer’s execution of the Contract.

27.           Condemnation.  If any condemnation or similar action is instituted or threatened prior to closing, Buyer may, at its option, either (a) terminate this Contract, and be released of all further liability hereunder, or (b) proceed to close and receive all condemnation proceeds.  Immediately upon learning of such pending or threatened action, Seller will notify Buyer and Buyer will be permitted to participate in all negotiations and proceedings with respect thereto.

28.           Escrow Agent.  Escrow Agent will hold, keep and deliver all documents and funds lodged hereunder by the parties with the Escrow Agent in accordance with the terms and provisions of this Contract.  In the even of any litigation or controversy related to documents and funds lodged hereunder by the parties with the Escrow Agent, the Buyer and Seller will each be obligated to pay one-half of Escrow Agent’s fees and costs incurred as a result of such litigation or controversy.  Escrow Agent will be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Contract, it being expressly understood that by acceptance of this Contract, Escrow Agent is acting in the capacity of a depository only with respect to the funds lodged hereunder by the parties with the Escrow Agent and will not be liable or responsible for, and Buyer and Seller hereby expressly indemnify and save and hold Escrow Agent harmless against, any and all damages, losses or expenses unless same will have been caused by the gross negligence or willful malfeasance of Escrow Agent.  In the event of any disagreement among the parties to this Contract, or among them or any of them and any other party resulting in any adverse claim and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent will be entitled to refuse to comply with any such claims or demands so long as the disagreement may continue; and in so refusing Escrow Agent will make no delivery or other disposition of any of the monies then held by it under the terms of this Contract and in so doing Escrow Agent will not become liable to anyone for such refusal; Escrow Agent will be entitled to continue to refrain from acting until (a) the rights of the Adverse claimants will have been finally settled by binding arbitration or finally adjudicated by a court assuming and having jurisdiction over the monies involved herein or affected hereby, or (b) all differences will have been adjusted by agreement between or among the parties and Escrow Agent will have been notified in writing of such agreement signed by the parties hereto.  Further, Escrow Agent will have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent’s obligations hereunder will terminate.

29.           Radon Gas.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

30.           1031 Tax Free Exchange.  It is understood by the parties that either Seller or Buyer may enter into a 1031 Tax Free Exchange with regard to the Property, and the other party shall fully cooperate with the exchanging party in such exchange transaction; provided however, the exchanging party shall be responsible for any additional costs or expenses arising directly and indirectly as a result of such exchange transaction incurred by the other party, and the other party shall incur no additional liability in connection therewith.

31.           Occupancy After Closing.  Seller shall have up to thirty (30) days after Closing to relocate his business and vacate the Property; all equipment and furniture shall be removed from the Property and the Property shall be left in a safe, broom clean condition.  Seller shall deposit in escrow with Hugh M. Palmer, Esquire, at Closing the sum of $10,000.00; in the event Seller fails to vacate the Property within said 30 day period, or fails to leave the Property in a safe, broom clean condition, Buyer shall be entitled to draw upon the escrowed funds to cover any costs or expenses incurred by it in obtaining possession of the Property or restoring same to a safe, broom clean condition.  In the event Seller fails to vacate the Property within said 30 day period or leave same in a safe, broom clean condition, Buyer also may pursue any remedy available at law or in equity to remove Seller from the Property and/or restore same, and collect any and all damages it incurs relating to such actions, as well as an award for attorneys’ fees and costs relating to any such action.

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IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

Signed, sealed and delivered
in the presence of:		“SELLER”

/s/ Robert Michael Holley
Witness

Print Name:	Robert Michael Holley	By:	/s/ Richard W. Billig
Name: Richard W. Billig

/s/ Christopher E. Powell
Witness

Print Name:	Christopher E. Powell	Date:	October 25, 2006

“BUYER”

/s/ Sharon E. Hunt
Witness

Print Name:	Sharon E. Hunt	By:	/s/ Albert R. Cook
Name: Albert R. Cook, as Trustee
/s/ Olga Soltesz
Witness

Print Name:	Olga Soltesz	Date:	October 27, 2006